Exhibit 99.1

CONDITIONAL NOTICE OF REDEMPTION IN FULL

8.625% Senior Notes due 2017 of

Pinnacle Entertainment, Inc. CUSIP No. 723456AK5*

NOTICE IS HEREBY GIVEN, pursuant to Section 3.03 of that certain Indenture dated as of August 10, 2009, as supplemented (the “Indenture”), by and among Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), as issuer, the guarantors party to the Indenture, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), pertaining to the Company’s 8.625% Senior Notes due 2017 (the “Notes”), pursuant to the direction of the Company to the Trustee, that all outstanding Notes, totaling $450,000,000 in aggregate principal amount, will be redeemed on August 17, 2013 (the “Redemption Date”). Terms used in this Conditional Notice of Redemption in Full and not otherwise defined shall have the meanings assigned to them in the Indenture.

The terms of the redemption shall be as follows:

a) The Notes are being redeemed pursuant to Paragraph (5)(a) of the Notes and Section 3.07(c) of the Indenture.

b) The redemption price shall be equal to 104.313% of the principal amount of the Notes, plus accrued and unpaid interest and Additional Interest, if any, to August 17, 2013 (the “Redemption Price”).

c) As permitted by Section 3.04 of the Indenture, the full redemption of the Notes is conditional upon the receipt by the Trustee of funds sufficient to pay the Redemption Price on or prior to the Redemption Date.

d) The Redemption Price for a beneficial interest in a Note will be paid on or after the Redemption Date, subject to the satisfaction of the condition set forth in the prior paragraph, only upon presentation and surrender of such Note to the Trustee (which is also the Paying Agent) at the following address: The Bank of New York Mellon Trust Company, N.A., 111 Sanders Creek Parkway, East Syracuse, New York 13057 — Corporate Trust Operations, Redemption Unit. The telephone number for the Trustee is 1-800-254-2826.

e) If the conditions to the redemption are satisfied, unless the Company defaults in making the redemption payment, interest on the Notes shall cease to accrue on and after the Redemption Date.

*	The Trustee is not responsible for the selection or use of the CUSIP numbers, and no representation is made as to the correctness or accuracy of the CUSIP numbers set forth above or printed on the Notes. The CUSIP numbers set forth above is included solely for the convenience of the holders of Notes.

Paying agents making payments of interest or principal on securities may be obligated to withhold a 28% tax from remittance to individuals who have failed to furnish the paying agent with a valid taxpayer identification number. Holders of the Notes who wish to avoid the imposition of the tax should submit certified taxpayer identification numbers when presenting their Notes for payment.

This Conditional Notice of Redemption in Full is dated August 2, 2013.

PINNACLE ENTERTAINMENT, INC

Issuer